Exhibit 99.1

                Tesoro Provides First Quarter Earnings Guidance

    SAN ANTONIO--(BUSINESS WIRE)--April 12, 2004--Tesoro Petroleum Corporation (NYSE:TSO) announced today that it expects to earn around $0.70 per share for the first quarter. Stronger refining margins, higher throughput volumes, and lower interest expense are the primary reasons for the expected earnings improvement compared to the first quarter of last year.
    Included in the first quarter's expectation is an after-tax charge of $0.02 per share related to the successful completion of the company's consent solicitation relating to its 8% Senior Secured Notes due 2008. The amendment allows Tesoro to exempt all repayments that may be made with respect to its $300 million 9% Senior Subordinated Notes due 2008 from the restrictions in the indenture and credit and guaranty agreement.
    Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail-marketing system includes approximately 560 branded retail stations, of which over 200 are company operated under the Tesoro(R) and Mirastar(R) brands.

    This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain expectations with respect to the company's first quarter earnings, refining margins, throughput volumes, interest expense, and charges related to the Company's consent solicitation regarding its 8% Senior Secured Notes due 2008. Factors which may cause actual results to differ from those forward-looking statements include: changes in general economic conditions, worldwide political developments, the timing and extent of changes in demand for refined products, availability and cost of crude oil, other feedstocks, or of refined products, the price differentials between light and heavy crude oils and light and heavy refined products, throughput and yield levels, disruptions due to equipment interruptions or failure at Company or third-party facilities, and other factors beyond the Company's control. For more information concerning factors that could cause such a difference, see the company's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which the Company becomes aware of, after the date hereof.

    CONTACT: Tesoro Petroleum Corporation, San Antonio
             Investors:
             John Robertson, 210-283-2687
             or
             Media:
             Tara Ford Payne, 210-283-2676